BROWN SHOE REPORTS FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS; ESTABLISHES 2008 EPS GUIDANCE

ST. LOUIS, MISSOURI, March 5, 2008 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the fourth quarter and full-year fiscal 2007 ended February 2, 2008.

Net sales in the fourth quarter decreased 10.6 percent to $571.4 million compared to $639.3 million in the year ago quarter.  Net earnings in the fourth quarter increased 2.7 percent to $14.0 million, or $0.33 per diluted share, compared to $13.6 million, or $0.31 per diluted share, in the year ago quarter.  As explained below, net earnings and net earnings per diluted share in both fiscal years were impacted by charges related to the Company’s Earnings Enhancement Plan and other non-recurring costs.  Additionally, the fourth quarter of 2006 included an extra week because of the fifty-three week fiscal calendar in 2006.  The additional week resulted in $22.5 million of net sales in 2006 but did not materially impact net earnings or net earnings per diluted share.

Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “While fiscal 2007 was a challenging year for the industry, it was also a year of progress for Brown Shoe.  In the first half of the year we enjoyed momentum from a strong 2006, however pressures on the consumer led to reduced consumer spending and traffic levels in the back half of 2007.  I am proud of the way our team managed the business by adjusting the flow of product, at both retail and wholesale, using promotions and markdowns to ensure currency of inventory, and managing expenses.  We are in solid shape as we start 2008.  More importantly, we made progress on our strategic plans by further laying the groundwork in 2007.  We opened 110 new Famous Footwear stores and continue to focus on the opportunity to be the leading branded family value footwear retailer in the country.  We have improved our Wholesale gross margins by 130 basis points as we focus on reallocation of resources to our higher-margin branded businesses.  We made significant progress in the execution of our Earnings Enhancement Plan, with pre-tax savings to date, net of reinvestment, of approximately $26 million.  Additionally, we accelerated our international expansion through our joint venture in China and continued to focus on brand acquisition opportunities ranging from Reba and Sam Edelman to larger strategic plays.  As a sign of confidence in our business and strategic direction, we repurchased 2.4 million shares in the fourth quarter and our Board of Directors authorized an additional 2.5 million share repurchase program.”

Fromm continued, “As we look forward, we are planning 2008 cautiously.  At this point, we see the first half as more challenging, reflecting continued softness with consumers and we will also be going up against our strong first half results from 2007.  Our focus in 2008 will be to manage the business sensibly, while taking disciplined yet aggressive action to grow market share as well as making further investments in our infrastructure.”

Consolidated Results:
Full-Year 2007:
•	Net sales were $2.36 billion, a decrease of 4.5 percent compared to $2.47 billion in fiscal 2006.
•
Net earnings were $60.4 million, or $1.37 per diluted share, versus net earnings of $65.7 million, or $1.51 per diluted share, in the prior year.  Fiscal 2007 net earnings include charges related to the Company’s Earnings Enhancement Plan of $0.28 per diluted share.  Fiscal 2006 net earnings included charges of $0.12 per diluted share related to the Company’s Earnings Enhancement Plan, the exiting of the Bass business, and costs and recoveries related to environmental remediation activities at its Denver, CO property.

•
On an adjusted basis, net earnings increased 2.6 percent to $72.8 million, or $1.65 per diluted share, compared to net earnings of $71.0 million, or $1.63 per diluted share, for the year ago period.  See Schedule 4 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures” below.

•
Gross margins in 2007 increased 70 basis points to 40.0 percent of net sales from 39.3 percent of net sales in the year prior, driven by a greater mix of retail sales and improved margins at its Wholesale division.

•
Selling and administrative expenses during the year increased as a percent of net sales by 100 basis points to $847.3 million or 35.9 percent of net sales, versus $862.8 million or 34.9 percent in 2006, driven by lower sales leverage on fixed retail store expenses, partially offset by lower incentive and stock-based compensation costs and savings from the Company’s Earnings Enhancement Plan, net of implementation costs.

•	Operating earnings as a percent of net sales decreased to 4.1 percent, or $95.7 million, versus 4.4 percent of net sales, or $108.1 million in 2006.

Fourth quarter 2007:
•
Net sales in the quarter were $571.4 million, a decrease of 10.6 percent compared to $639.3 million in the fourth quarter 2006.  The fourth quarter 2006 included an extra week due to the fifty-three week fiscal calendar, which resulted in an additional $22.5 million in net sales in the year ago quarter.

•
Net earnings were $14.0 million, or $0.33 per diluted share, in the fourth quarter versus net earnings of $13.6 million, or $0.31 per diluted share, in the year ago quarter.  Fourth quarter 2007 net earnings include charges related to the Company’s Earnings Enhancement Plan of $0.06 per diluted share.  Fourth quarter 2006 net earnings included charges of $0.16 per diluted share related to the Company’s Earnings Enhancement Plan, the exiting of the Bass business, and costs related to environmental remediation activities at its Denver, CO property.

•
On an adjusted basis, net earnings were $16.5 million or $0.39 per diluted share in the fourth quarter of 2007 compared to net earnings of $20.6 million or $0.47 per diluted share for the year ago quarter.  See Schedule 4 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures” below.

•
Gross margins in the quarter decreased 70 basis points to 39.0 percent of net sales from 39.7 percent of net sales in the year ago quarter, driven by increased promotions and aggressive inventory clearance at retail in the quarter.

•
Selling and administrative expenses as a percent of net sales decreased by 60 basis points to 35.8 percent, or $204.8 million, versus 36.4 percent, or $232.6 million, in the fourth quarter 2006, driven by lower incentive and stock-based compensation costs, savings from the Company’s Earnings Enhancement Plan (net of implementation costs), tight expense control, and one less week of selling and administrative expenses compared to the year ago quarter.

•	Operating earnings as a percent of net sales decreased to 3.1 percent, or $17.5 million, versus 3.3 percent, or $21.3 million, in the fourth quarter 2006.
•
The Company’s tax rate in the quarter was 4.0 percent versus 25.9 percent in the year ago quarter.  The lower tax rate reflects the continuing shift of the efforts of the Company’s Far East operations to support its branded product business, resulting in greater cost deductibility in our higher-taxed jurisdictions and the business-mix impact of lower retail earnings, which operate at a higher tax rate than the Company’s wholesale business.

Segment Highlights for Fourth Quarter 2007

Retail Division
Total net sales at Famous Footwear decreased 3.2 percent to $310.7 million, compared to $320.9 million for the fourth quarter last year.  Excluding the impact of the fifty-third week in 2006, net sales increased 2.8 percent.  Same-store sales in the quarter decreased by 1.7 percent.  Operating earnings decreased to $13.4 million, or 4.3 percent of net sales, compared to $22.5 million or 7.0 percent of net sales in the year ago period.  Famous Footwear opened 19 new stores and closed five during the quarter, resulting in 1,074 stores open at the end of the quarter compared to 999 during the year ago period.

The Specialty Retail segment, which primarily consists of Naturalizer stores and the Shoes.com e-commerce business, reported net sales in the quarter of $70.1 million, a 5.1 percent decrease from last year’s $73.9 million.  Excluding the impact of the fifty-third week last year, net sales were flat in the quarter.  Same-store sales declined 0.5 percent during the quarter.  Net sales at Shoes.com decreased by 1.3 percent versus the year ago period, but excluding the impact of the fifty-third week, Shoes.com net sales increased 4.4 percent.  The segment’s operating loss was $1.5 million compared to a loss of $0.4 million in the year earlier period.  During the quarter, the division opened five stores, including two stores in China, and closed two, resulting in 284 stores open at the end of the quarter, compared to 290 at the end of the year ago period (six additional stores were opened during the quarter in China by an affiliate of the Company’s joint venture partner, Hongguo International Holdings Limited).

Wholesale Division
Wholesale net sales declined 22.0 percent in the quarter to $190.6 million, compared to $244.5 million in the year earlier period, driven primarily by a reduction in private label business, the exit of the Bass license, and the timing of shipments, as the Company’s retail customers tightly managed their inventory levels in the quarter.  The challenging consumer environment impacted most brands in the division, with Naturalizer, LifeStride, and Carlos by Carlos Santana performing below fourth quarter 2006 levels.  At the same time, the Dr. Scholl’s and Children’s groups performed well in the quarter.  Despite lower sales, the Company’s efforts to improve operating efficiency proved successful, as the shift of resources to more higher-margin branded business resulted in a 20 basis point improvement in gross margins in the quarter, although the softness in retail sales led to higher allowances.  Operating earnings, as a percent of net sales, increased 240 basis points in the quarter to 9.7 percent, or $18.5 million, versus 7.3 percent, or $17.8 million, in the year ago period, due in part to lower Earnings Enhancement Plan and incentive costs and a greater mix of branded business.

Balance Sheet
Inventory at year-end was $435.7 million, as compared to $420.5 million last year.  The year-over-year increase is due primarily to the 75 additional stores at Famous Footwear, however average inventory per store is down 3.4 percent.  The Company’s debt-to-capital ratio at the end of the year was 22.8 percent, compared to 22.4 percent at the same time last year, which reflects $15.0 million borrowed under the Company’s revolving credit facility at the end of the year.

Strategic Initiatives Update
Costs during the quarter related to the Company's Earnings Enhancement Plan were $3.7 million on a pre-tax basis ($2.6 million after-tax or $0.06 per diluted share) in the quarter.  In 2007, pre-tax implementation costs were $19.0 million ($12.4 million after-tax or $0.28 per diluted share), while the Company realized pre-tax benefits of approximately $21.0 million.  In the first quarter of 2008, the Company expects to enter into a lease for a West Coast distribution center for its retail operations.  After-tax implementation costs for the Earnings Enhancement Plan in 2008 are currently estimated to be approximately $2.0 to $3.0 million and incremental after-tax benefits in 2008 are estimated to be at the low end of the $5 to $7 million range previously disclosed.

Full-Year and First Quarter 2008 Guidance
Management’s current guidance for the full-year and first quarter is as follows:
•	Total net sales: $2.50 to $2.55 billion for full-year 2008 and $575 to $585 million for the first quarter 2008
•	Same-store sales: flat to negative 2.0 percent for the full-year and negative 3.0 to negative 5.0 percent in the first quarter;
•
Store openings and closings: 100 to 110 new Famous Footwear stores and approximately 40 closings for the full-year.  35 to 40 new Specialty Retail stores, including 20 to 25 in China (70 to 75 additional stores in China by an affiliate of the Company’s joint venture partner, Hongguo International Holdings Limited), and approximately seven closings for the full-year.

•	Income tax rate: 30.0 to 31.0 percent for both the full-year and quarter.
•	Average diluted shares: 42.0 million.
•	Earnings per share: in the range of $1.52 to $1.62 per diluted share for the full-year and in the range of $0.07 to $0.11 per diluted share for the first quarter.
•
Purchases of property and equipment: approximately $75.0 to $85.0 million for the full-year, primarily due to new stores and remodels, logistics network and other infrastructure, and non-ERP information systems upgrades.

•	Other: Approximately $21 million for the full-year in targeted annual incentive plan costs and approximately $16 million in incremental marketing costs.

Non-GAAP Financial Measures
In this press release the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges and recoveries, as well as information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss fourth quarter and full-year 2007 results will be held this morning at 9:00 a.m. EST.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the continuing preliminary nature of estimates of the costs and benefits of the Earnings Enhancement Plan, which are subject to change as the Company refines these estimates over time; (ii) intense competition within the footwear industry; (iii) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (iv) customer concentration and increased consolidation in the retail industry; (v) the Company’s ability to successfully implement its Earnings Enhancement Plan; (vi) political and economic conditions or other threats, including rising labor costs, to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (vii) the Company's ability to attract and retain licensors and protect its intellectual property; (viii) the Company's ability to secure leases on favorable terms; (ix) the Company's ability to maintain relationships with current suppliers; (x) the uncertainties of pending litigation; and (xi) the Company’s ability to successfully execute its international growth strategy. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report for the year ended February 3, 2007, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company
Brown Shoe is a $2.4 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the approximately 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, and Carlos by Carlos Santana and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:                                                                       For media:
Ken Golden                                                                           Paul Wagman
Brown Shoe Company, Inc.                                                Fleishman-Hillard
314-854-4134                                                                          314-982-1726

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	February 2, 2008	February 3, 2007
ASSETS

Cash and cash equivalents	$59,801	$53,661
Receivables	116,873	132,224
Inventories	435,682	420,520
Prepaid expenses and other current assets	24,701	31,955
Total current assets	637,057	638,360

Property and equipment, net	141,964	138,164
Investment in nonconsolidated affiliate	6,641	–
Other assets	314,179	322,533
	$1,099,841	$1,099,057

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings under revolving credit agreement	$15,000	$1,000
Trade accounts payable	172,947	185,767
Accrued expenses	115,073	146,320
Income taxes	895	1,429
Total current liabilities	303,915	334,516

Long-term debt	150,000	150,000
Deferred rent	41,415	38,025
Other liabilities	43,847	52,891
Minority interests	2,087	(20)
Shareholders’ equity	558,577	523,645
	$1,099,841	$1,099,057

SCHEDULE 2
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)	Thirteen Weeks Ended February 2, 2008	Fourteen Weeks Ended February 3, 2007	Fifty-two Weeks Ended February 2, 2008	Fifty-three Weeks Ended February 3, 2007

Net sales	$571,444	$639,261	$2,359,909	$2,470,930
Cost of goods sold	348,683	385,369	1,416,510	1,500,037

Gross profit	222,761	253,892	943,399	970,893
– % of Net sales	39.0%	39.7%	40.0%	39.3%

Selling and administrative expenses	204,794	232,586	847,278	862,780
– % of Net sales	35.8%	36.4%	35.9%	34.9%
Equity in net loss of nonconsolidated affiliate	425	-	439	-

Operating earnings	17,542	21,306	95,682	108,113

Interest expense, net	(2,880)	(2,895)	(11,870)	(14,700)

Earnings before income taxes and minority interests	14,662	18,411	83,812	93,413

Income tax provision	(582)	(4,777)	(23,483)	(27,719)
Minority interests in net (earnings) loss of consolidated subsidiaries	(128)	(55)	98	14

NET EARNINGS	$13,952	$13,579	$60,427	$65,708

Basic earnings per common share	$0.33	$0.32	$1.40	$1.56

Diluted earnings per common share	$0.33	$0.31	$1.37	$1.51

Basic number of shares	42,409	42,627	43,223	42,225

Diluted number of shares	42,811	44,245	44,141	43,639

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Thousands)	Fifty-two Weeks Ended February 2, 2008	Fifty-three Weeks Ended February 3, 2007
OPERATING ACTIVITIES:
Net earnings	$60,427	$65,708
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	52,268	50,771
Share-based compensation expense	8,391	9,721
Loss on disposal or impairment of facilities and equipment	3,180	3,817
Provision for doubtful accounts	18	737
Foreign currency transaction (gains) losses	(194)	79
Undistributed loss of nonconsolidated affiliate	439	–
Deferred rent	3,390	1,806
Deferred income taxes	(4,072)	(906)
Minority interests	(98)	(14)
Changes in operating assets and liabilities:
Receivables	15,333	25,504
Inventories	(15,162)	(6,225)
Prepaid expenses and other current assets	6,636	(19,291)
Trade accounts payable	(12,820)	12,684
Accrued expenses	(34,257)	14,911
Income taxes	(534)	(2,399)
Other, net	3,422	(4,636)
Net cash provided by operating activities	86,367	152,267

INVESTING ACTIVITIES:
Purchases of property and equipment	(41,462)	(60,523)
Capitalized software	(5,770)	(10,080)
Acquisition cost	(2,750)	(22,700)
Investment in nonconsolidated affiliate	(7,080)	–
Investment in consolidated company	(3,916)	–
Cash recognized on initial consolidation of joint venture	2,205	–
Net cash used by investing activities	(58,773)	(93,303)

FINANCING ACTIVITIES:
Increase (decrease) in borrowings under revolving credit agreement	14,000	(49,000)
Acquisition of treasury stock	(41,090)	–
Proceeds from stock options exercised	9,209	10,560
Tax benefit related to share-based plans	6,421	7,947
Dividends paid	(12,312)	(9,147)
Net cash used by financing activities	(23,772)	(39,640)
Effect of exchange rate changes on cash	2,318	49
Increase in cash and cash equivalents	6,140	19,373

Cash and cash equivalents at beginning of year	53,661	34,288

Cash and cash equivalents at end of year	$59,801	$53,661

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of the Company’s fourth quarter earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	4th Quarter 2007		4th Quarter 2006
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$13,952	$0.33	$13,579	$0.31

Charges / Other Items:

Earnings Enhancement Plan Costs	2,577	0.06	2,696	0.06

Environmental Charges	–	–	3,425	0.08

Costs Related to Withdrawal from Bass License	–	–	937	0.02

Total Charges / Items	2,577	0.06	7,058	0.16

Adjusted Net Earnings	$16,529	$0.39	$20,637	$0.47

The following is a reconciliation of the Company’s full-year earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	Fiscal 2007		Fiscal 2006
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$60,427	$1.37	$65,708	$1.51

Charges / Other Items:

Earnings Enhancement Plan Costs	12,351	0.28	3,927	0.09

Insurance Recoveries, Net	–	–	(1,007)	(0.02)

Costs Related to Withdrawal from Bass License	–	–	2,337	0.05

Total Charges / Items	12,351	0.28	5,257	0.12

Adjusted Net Earnings	$72,778	$1.65	$70,965	$1.63